UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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IMMUNIC, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1200 Avenue of the Americas, Suite 200

New York, New York 10036

To our Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of Immunic, Inc. (“Immunic” or the “Company”), to be held on June 15, 2022 at 8:30 a.m. Eastern time, virtually via the Internet at https://web.lumiagm.com/276702602. The annual stockholders meeting will be a completely virtual meeting and will be conducted exclusively by webcast on the Internet. No physical meeting will be held.

Details regarding how to attend the annual meeting and the business to be conducted at the annual meeting are more fully described in the accompanying notice of annual meeting of stockholders and proxy statement.

Your vote is important. Regardless of whether you plan to attend the annual meeting, it is important that your shares be represented and voted at the annual meeting, and we hope you will vote as soon as possible. You may vote by proxy over the Internet or by telephone by following the instructions on the proxy card or voting instruction card. Voting over the Internet or by telephone, written proxy or voting instruction card will ensure your representation at the annual meeting regardless of whether you attend the annual meeting.

Thank you for your ongoing support of, and continued interest in, Immunic, Inc.

Sincerely,

/s/ Dr. Daniel Vitt	/s/ Dr. Duane Nash
Dr. Daniel Vitt Chief Executive Officer	Dr. Duane Nash Executive Chairman of the Board of Directors

New York, New York

April 27, 2022

IMMUNIC, INC.

1200 Avenue of the Americas, Suite 200

New York, New York 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	8:30 a.m. Eastern time, on June 15, 2022

Place	Virtually via the Internet at https://web.lumiagm.com/276702602. No physical meeting will be held.

Items of Business

(1) To elect Ms. Tamar Howson, Dr. Jörg Neermann and Mr. Barclay Phillips as Class II Directors to serve until our 2025 annual meeting of stockholders and until their successors are duly elected and qualified.

(2) To ratify the appointment of Baker Tilly Virchow Krause, LLP (“Baker Tilly”) as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

(3) To transact other business that may properly come before the annual meeting.

Adjournments and Postponements	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date	April 14, 2022 Only stockholders of record of our common stock as of April 14, 2022 are entitled to notice of and to vote at the annual meeting.
Meeting Admission	You are invited to attend the annual meeting if you are a stockholder of record or a beneficial owner of shares of our common stock, in each case, as of April 14, 2022. If you are a stockholder of record, you must use your 16-digit control number included on your notice, on your proxy card or on the instructions that accompanied your proxy materials, to enter the Annual Meeting. If you are not a stockholder of record but hold shares as a beneficial owner in “street name,” you may be required to provide proof of beneficial ownership, such as your most recent account statement as of the record date, a copy of the voting instruction form provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership. If you do not comply with the procedures outlined above, you will not be admitted to the virtual annual meeting.

Voting

Your vote is very important. You may vote by proxy over the Internet or by telephone by following the instructions on the proxy card or voting instruction card.

For specific instructions on how to vote your shares, please refer to the section entitled Questions and Answers About the Proxy Materials and Annual Meeting beginning on page 1 of the accompanying proxy statement.

By order of the Board of Directors,

/s/ Dr. Daniel Vitt

Dr. Daniel Vitt
Chief Executive Officer
New York, New York
April 27, 2022

TABLE OF CONTENTS

Page

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING	1
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	7
PROPOSAL NUMBER 1 ELECTION OF CLASS II DIRECTORS	16
PROPOSAL NUMBER 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	17
Report of the Audit Committee	19
EXECUTIVE OFFICERS	20
EXECUTIVE COMPENSATION	22
RELATED PERSON TRANSACTIONS	30
SECURITY OWNERSHIP	31
OTHER MATTERS	33
PROPOSALS OF STOCKHOLDERS FOR 2023 ANNUAL MEETING	34

IMMUNIC, INC.
PROXY STATEMENT
For the 2022 Annual Meeting of Stockholders to be held on June 15, 2022

The information provided in the “Questions and Answers” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read the entire proxy statement carefully.

QUESTIONS AND ANSWERS
ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Why am I receiving these materials?

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2022 annual meeting of stockholders of Immunic, Inc., a Delaware corporation, and any postponements or adjournments thereof. The annual meeting will be held on June 15, 2022 at 8:30 a.m. Eastern time, virtually via the Internet at https://web.lumiagm.com/276702602. No physical meeting will be held.

Stockholders are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement.

What am I voting on?

You are being asked to vote on two proposals:

•	the election of Ms. Tamar Howson, Dr. Jörg Neermann and Mr. Barclay Phillips as Class II Directors to hold office until our 2025 annual meeting of stockholders and until their successors are duly elected and qualified; and

•	the ratification of the appointment of Baker Tilly as our independent registered public accounting firm for our fiscal year ending December 31, 2022.

What if other matters are properly brought before the annual meeting?

As of the date of this proxy statement, we are not aware of any other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment. If for any reason Ms. Tamar Howson, Dr. Jörg Neermann and Mr. Barclay Phillips are not available as candidates for director, the persons named as proxy holders will vote your proxy for such other candidates as may be nominated by our board of directors.

How does the board of directors recommend that I vote?

Our board of directors recommends that you vote your shares:

•	“FOR” the election of Ms. Tamar Howson, Dr. Jörg Neermann and Mr. Barclay Phillips; and

•	“FOR” the ratification of the appointment of Baker Tilly as our independent registered public accounting firm for our fiscal year ending December 31, 2022.

Who may vote at the annual meeting?

Only stockholders of record as of the close of business on April 14, 2022, the record date, are entitled to vote at the annual meeting. As of the record date, there were 30,540,383 shares of our common stock issued and outstanding, held by 34 holders of record. We do not have cumulative voting rights for the election of directors.

Stockholder of Record: Shares Registered in Your Name. If, at the close of business on the record date for the annual meeting, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote electronically at the annual meeting.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank, or Other Nominee. If, at the close of business on the record date for the annual meeting, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, or other nominee, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the voting instructions your broker, bank or other nominee provides. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares electronically at the annual meeting unless you obtain a valid proxy from your broker, bank or other nominee.

How can I attend the annual meeting?

You may attend the annual meeting online, including to vote and/or submit questions during the meeting, by logging in at https://web.lumiagm.com/276702602. The virtual annual meeting will begin at approximately 8:30 a.m. Eastern time, with log-in beginning at approximately 8:15 a.m. on June 15, 2022. To participate in the virtual annual meeting, you will need the 16-digit control number included on your notice, on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the stockholder of record may be voted electronically during the annual meeting. Shares for which you are the beneficial owner but not the stockholder of record may also be voted electronically during the annual meeting. However, even if you plan to attend the virtual annual meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the annual meeting.

How can I vote my shares?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in one of the following ways:

•	You may vote electronically at the annual meeting. See above in “How can I attend the annual meeting?”

•	You may vote by telephone. To vote over the telephone, dial toll-free 1 (800) 776-9437 using a touch-tone telephone and follow the recorded instructions. Have your proxy card in hand when you call. You will be asked to provide the company number and control number from your proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m. Eastern time, on June 14, 2022.

•	You may vote via the Internet. To vote via the Internet, go to www.voteproxy.com to complete an electronic proxy card. Have your proxy card in hand when you visit the website. You will be asked to provide the company number and control number from your proxy card. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m. Eastern time, on June 14, 2022.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee

If you are a beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Beneficial owners of shares should generally be able to vote by returning the voting instruction card, by telephone or via the Internet. However, the availability of telephone or Internet voting will depend on the voting process of your broker, bank, or other nominee. As discussed above, if you are a beneficial owner, you may not vote your shares electronically at the annual meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote or revoke my proxy?

Stockholder of Record: Shares Registered in Your Name.

If you are a stockholder of record, you can change your vote or revoke your proxy at any time before the annual meeting by:

•	entering a new vote by Internet or telephone (until the applicable deadline for each method as set forth above);

•	returning a later-dated proxy card (which automatically revokes the earlier proxy);

•	providing a written notice of revocation to our corporate secretary at Immunic, Inc., 1200 Avenue of the Americas, Suite 200, New York, New York 10036, Attn: Corporate Secretary; or

•	attending the annual meeting and voting electronically. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

Do any of the proposals entitle me to a dissenter’s right of appraisal?

Our stockholders are not entitled to dissenters’ rights in connection with any of the proposals to be voted on at the Annual Meeting. Furthermore, we do not intend to independently provide our stockholders with any such rights.

What is the effect of giving a proxy?

Proxies are solicited by, and on behalf of, our board of directors. The persons named in the proxy, Glenn Whaley, our Chief Financial Officer, and Inderpal Singh, our General Counsel, have been designated as proxies for the annual meeting by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the annual meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above and, if any other matters are properly brought before the annual meeting, the shares will be voted in accordance with the proxies’ judgment.

How many votes do I have?

On each matter to be voted upon at the annual meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date.

What is the quorum requirement for the annual meeting?

A quorum is the minimum number of shares required to be present or represented at the annual meeting for the meeting to be properly held under our bylaws and Delaware law. Holders of a majority of the voting power of our outstanding common stock entitled to vote at the annual meeting must be present in person or represented by proxy for us to hold and transact business at the annual meeting. On the record date, there were 30,540,383 shares outstanding and entitled to vote. Thus, the holders of at least 15,270,192 shares must be present in person or represented by proxy at the annual meeting to have a quorum.

Abstentions, “WITHHOLD” votes, and “broker non-votes” (as explained below) are counted as present and entitled to vote for purposes of determining a quorum. If there is no quorum, the meeting may be adjourned to another date by the chairman of the meeting or the holders of a majority of the voting power present in person or represented by proxy at the annual meeting and entitled to vote thereat.

What are broker non-votes?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker holding the shares as to how to vote on matters deemed “non-routine.” There is at least one “routine” matter to be voted upon at the meeting relating to the ratification of Baker Tilly as our independent auditors for the year ended December 31, 2022. Generally, if shares are held in “street name,” the beneficial owner of the shares is entitled to give voting instructions to the broker holding the shares. If the beneficial owner does not provide voting instructions, the broker can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine,” matters. In the event that a broker votes shares on the “routine” matters, but does not vote shares on the “non-routine” matters, those shares will be treated as broker non-votes with respect to the “non-routine” proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

What matters are considered “routine” and “non-routine”?

The ratification of the appointment of Baker Tilly as our independent registered public accounting firm for our fiscal year ending December 31, 2022 (Proposal No. 2) is considered routine under applicable federal securities rules. All other proposals are considered “non-routine” under applicable federal securities rules.

What are the effects of abstentions and broker non-votes?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the annual meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting (Proposals No. 2). However, because the outcome of Proposal No. 1 (election of a director) will be determined by a plurality vote, abstentions will have no impact on the outcome of such proposal as long as a quorum exists.

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the annual meeting, but will not be counted for purposes of determining the number of votes cast. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.

What is the voting requirement to approve each of the proposals?

Proposal No. 1: Election of Class II Directors. The election of Ms. Tamar Howson, Dr. Jörg Neermann and Mr. Barclay Phillips require a plurality of the votes cast by the holders of shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. This means that if Ms. Tamar Howson, Dr. Jörg Neermann and Mr. Barclay Phillips receive a single vote, they will be elected as Class II Directors. You may vote “FOR” or “WITHHOLD” for Ms. Tamar Howson, Dr. Jörg Neermann and Mr. Barclay Phillips. Because the outcome of this proposal will be determined by a plurality vote, shares voted “WITHHOLD” will not prevent Ms. Tamar Howson, Dr. Jörg Neermann and Mr. Barclay Phillips from being elected as directors. Shares voted “WITHHOLD” will count towards the quorum requirement for the annual meeting.

Proposal No. 2: Ratification of Appointment of Baker Tilly. The ratification of the appointment of Baker Tilly requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote thereon to be approved. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions will count towards the quorum requirement for the annual meeting and will have the same effect as a vote against the proposal.

Who will count the votes?

A representative of American Stock Transfer & Trust Company, LLC will tabulate the votes and act as inspector of elections.

What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank or other nominee?

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted:

•	“FOR” the election of Ms. Tamar Howson, Dr. Jörg Neermann, and Mr. Barclay Phillips; and

•	“FOR” the ratification of the appointment of Baker Tilly as our independent registered public accounting firm for our fiscal year ending December 31, 2022.

In addition, if any other matters are properly brought before the annual meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee. Brokers, banks and other nominees holding shares of common stock in “street name” for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on the sole “routine” matter - Proposal No. 2 relating to ratifying the appointment of Baker Tilly. Absent direction from you, however, your broker, bank or other nominee will not have the discretion to vote on Proposal No. 1 relating to the election of a director.

How can I contact Immunic’s transfer agent?

You may contact our transfer agent by writing to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219. You may also contact our transfer agent via email at help@astfinancial.com or by telephone at 1 (800) 937-5449.

How are proxies solicited for the annual meeting, and who is paying for such solicitation?

This year we are furnishing our proxy materials to our stockholders primarily via “Notice and Access” delivery pursuant to Securities and Exchange Commission (“SEC”) rules. On April 27, 2022, we mailed to our stockholders a “Notice Regarding the Availability of Proxy Materials” (the “Notice”) containing instructions on how to access the proxy materials via the Internet. Utilizing this method of proxy delivery expedites receipt of proxy materials by our stockholders, reduces the cost of producing and mailing the full set of proxy materials and helps us contribute to sustainable practices.

If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access the proxy materials and vote over the Internet. If you received a Notice by mail and would like to receive paper copies of our proxy materials in the mail, you may follow the instructions in the Notice for making this request. The Notice also contains instructions on how you may request to receive an electronic copy of our proxy materials by email or phone.

Our board of directors is soliciting proxies for use at the annual meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We do not plan to retain a proxy solicitor to assist in the solicitation of proxies. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur. If you choose to vote by telephone, you are responsible for any telephone charges you may incur.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will also disclose voting results on a Current Report on Form 8-K filed with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the annual meeting, we will file a Current Report on Form 8-K to publish preliminary results and, within four business days after final results are known, file an additional Current Report on Form 8-K to publish the final results.

What does it mean if I receive more than one set of Notices?

If you receive more than one set of Notices, your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

I share an address with another stockholder, and we received only one printed copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted an SEC-approved procedure called “householding,” under which we can deliver a single copy of the proxy materials to multiple stockholders who share the same address unless we receive contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs. Upon written or oral request, we will undertake to promptly deliver a separate copy of the proxy materials to any stockholder at a shared address. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s proxy materials, you may contact us as follows:

Immunic, Inc.
Attention: Investor Relations
1200 Avenue of the Americas, Suite 200

New York, New York 10036
(858) 673-6840

Stockholders who hold shares in “street name” may contact their brokerage firm, bank, broker-dealer or other nominee to request information about householding.

Is there a list of stockholders entitled to vote at the annual meeting?

The names of stockholders of record entitled to vote at the annual meeting will be available at the annual meeting and from our corporate secretary for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. Eastern time, at our corporate headquarters located at 1200 Avenue of the Americas, Suite 200, New York, New York 10036.

When are stockholder proposals due for next year’s annual meeting?

Please see the section entitled Proposals of Stockholders for 2023 Annual Meeting in this proxy statement for more information regarding the deadlines for the submission of stockholder proposals for our 2023 annual meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Composition of the Board

Our board of directors (“board”) is currently composed of seven members. With the exception of Dr. Nash, Mr. Phillips and Ms. Howson, all of our current directors began their service in April 2019 in connection with the stock-for-stock exchange transaction between the Company (then known as Vital Therapies, Inc.) and Immunic AG (the “Exchange Transaction”). Five of the seven directors that currently comprise our board are “independent directors” within the meaning of such term as set forth in the listing standards of the Nasdaq Stock Market, LLC (“Nasdaq”). Our board is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a term of three years to succeed the class of directors whose terms are then expiring.

The following table sets forth the names, ages, and certain other information for each director with a term expiring at the annual meeting (who is also a nominee for election as a director at the annual meeting) and for each of the continuing members of our board. All information is as of April 14, 2022.

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Nominees for Director

Dr. Jörg Neermann	II	55	Director	2019	2022	2025
Mr. Barclay Phillips	II	59	Director	2019	2022	2025
Ms. Tamar Howson	II	73	Director	2019	2022	2025

Continuing Directors

Mr. Jan Van den Bossche	III	44	Director	2019	2023	—
Dr. Vincent Ossipow	III	53	Director	2019	2023	—
Dr. Daniel Vitt	I	53	Director, Chief Executive Officer, President	2019	2024	—
Dr. Duane Nash	I	51	Executive Chairman of the Board	2019	2024	—

Nominees for Director

Tamar Howson. Ms. Howson has been a member of the Board since October 2019. Ms. Howson has served as an Independent Director at MEI Pharma, Inc. since September 2019, and Cue Biopharma, Inc since October 2020. She previously served as an Independent Director at Organovo Holdings, Inc., Enzymotec until December 2017, ContraVir until October 2018 and Scientus Pharma until December 2019. Ms. Howson worked as a Senior Advisor on the transaction team at JSB-Partners, providing business development support to life sciences companies. Before that, she served as Executive Vice President, Corporate Business Development at Lexicon Pharmaceuticals, Inc. Prior to her role at Lexicon Pharmaceuticals, Inc, Ms. Howson was Senior Vice President, Corporate and Business Development at Bristol-Myers Squibb Company, responsible for worldwide oversight and management of the identification, evaluation and negotiation of mergers and acquisitions, licensing and other external alliance activities. Additionally, Ms. Howson spent nearly a decade at SmithKline Beecham, where she served as Senior Vice President and Director, Business Development and managed the company’s USD 100 million venture capital fund, SR One. We believe that Ms. Howson’s extensive experience in corporate and business development in the biotechnology and pharmaceutical industries qualify her to serve as a member of our board.

Dr. Jörg Neermann. Dr. Neermann has been a member of the Board since April 2019. He currently serves as the CEO of the privately held German biotech company Curexsys GmbH. Prior to this until the end of 2020, Dr. Neermann worked for Life Sciences Partners (“LSP”) and was the managing director of LSP Services Deutschland GmbH, which provides management services for LSP V Coöperatieve U.A., one of the Company’s stockholders. He joined LSP in 2007. Dr. Neermann’s prime focus and responsibility within LSP was to invest in unlisted securities. Prior to joining LSP, Dr. Neermann was the managing director of Deutsche Venture Capital, a venture capital and private equity division of Deutsche Bank, where he ran its healthcare investment franchise. Previously, he worked at Atlas Ventures in Germany where he also invested in the healthcare sector. Dr. Neermann has a strong scientific background and hands-on finance and investment expertise and has served on the boards of numerous European biotech and life science companies. Dr. Neermann is currently a non-executive director at Vivoryon N.V., a German biotech company that went public on Euronext Amsterdam in 2014 and is active in the development of novel, disease-modifying therapeutics against Alzheimer’s disease, and Idea AG, a private German company. Dr. Neermann was previously a supervisory board member of ViCentra B.V. and Eyesense GmbH until January 2021, Ventaleon GmbH until December 2020 and Kuros AG until May 2017. Dr. Neermann studied biotechnology at the Technical University of Brunswick, Germany, and MIT in Cambridge, USA, and holds a Master’s degree and a Ph.D. in biotechnology from the Technical University in Brunswick, Germany. He also studied economics at the Technical University in Brunswick, Germany, and Harvard Business School. We believe that Dr. Neermann is qualified to serve on our board due to his scientific background and extensive experience as an investor in the biotechnology and healthcare industries, which enable him to contribute important insights to our board on strategic leadership and drug commercialization matters.

Barclay Phillips. Mr. Phillips has been a member of the Board since November 2019. Mr. Phillips is currently the Chief Operating Officer and Chief Financial Officer of Ribometrix, Inc., a discovery stage biotechnology company developing RNA-targeted small molecule therapeutics. From 2008 to May 2019, Mr. Phillips served as the Chief Financial Officer for three separate NASDAQ listed, development stage biotechnology companies; G1 Therapeutics, Inc. (GTHX), Novavax (NVAX) and Micromet (acquired by Amgen in 2012 for $1.2B). In addition to carrying the CFO role, Mr. Phillips also held the title of SVP Corporate Development at G1 Therapeutics. During his tenure as CFO, Mr. Phillips was responsible for all finance and accounting functions, financing strategy (successfully raising over $1.4B), Wall Street and investor relations, public relations and corporate strategy and corporate development. Prior to his CFO experience, Mr. Phillips had extensive experience in life science venture investing and public market investing, serving for 9 years as the Managing Director of Vector Fund Management, a late-stage life sciences venture capital fund with over $250 million in committed capital and approximately 30 venture investments in biotechnology, medical technology and healthcare services companies. In addition, Mr. Phillips was Biotechnology Analyst and Director of Venture Investments for INVESCO Funds group, a no-load mutual fund family with a healthcare sector fund franchise totaling over $3.5 billion in assets under management. Mr. Phillips has served on the boards of several public and private companies, including roles as Audit Chair and Chair of the Nominating and Corporate Governance committees. He received a Bachelor of Arts degree in economics from the University of Colorado at Boulder. We believe that Mr. Phillips’ significant expertise in the areas of financing strategy, capital markets, and business development for multiple, Nasdaq-listed life science companies qualify him to serve as a member of our board.

Continuing Directors

Dr. Vincent Ossipow. Dr. Ossipow has been a member of the Board since April 2019. Dr. Ossipow is a Partner at Omega Funds. Dr. Ossipow joined Omega Funds, which manages Immunic’s current stockholder, Global Life Bioventure V S.à r.l., in 2014 and subsequently joined NeoMed in 2017. Dr. Ossipow currently serves on the board of SwissThera, Aerium Therapeutics and Sophia Genetics. Previously, Dr. Ossipow worked with Sectoral Asset Management, a healthcare institutional investor, as a partner for private investments. From 2000 to 2006 he was a research fellow at the University of Geneva, studying the molecular basis of brain function, and acted as Sectoral Asset Management’s Chief Scientific Officer during this period. Previously, he worked at Pictet Bank as a research analyst for biotechnology equities and as a co-manager of the Pictet Biotech Fund, a biotech-equities listed investment vehicle. Dr. Ossipow trained as a postdoctoral fellow in Geneva (Hoffman-La-Roche and Human Frontier Science Program fellow) and at the National Cancer Institute in Bethesda, MD. Dr. Ossipow was previously a director for Bioinvent and Etherna until 2019, and the Andrew Alliance. He completed a Certificate in International Finance and Global Markets at the Georgetown University School of Business and holds an M.S. in computational sciences, an M.S. in molecular biology, and a Ph.D. in molecular biology, all from the University of Geneva. Dr. Ossipow holds a CFA designation (Chartered Financial Analyst) from the CFA Institute. We believe that Dr. Ossipow’s extensive experience as a biotechnology investor and analyst, along with his financial and commercial expertise in the biotechnology industry, enable him to contribute important insights to our board on strategic leadership and financial matters and qualify him to serve on our board.

Jan Van den Bossche. Mr. Van den Bossche has been a member of the Board since April 2019. Mr. Van den Bossche is a partner at Immunic’s current stockholder, Fund+ N.V. He holds a master’s degree in applied economic sciences from the KULeuven, Belgium. He worked from August 2000 to February 2013 as a biotech analyst at Petercam. He was involved in several public and private transactions of Belgian and Dutch Biotech companies, such as ThromoboGenics, Tigenix, UCB, AMT (Uniqure), IBA, MDxHealth. Before Mr. Van den Bossche joined Fund+, he was part of the investor relations team at the Dutch life sciences and materials sciences company DSM for more than two years. Mr. Van den Bossche currently serves as a supervisory board member for Octimet Oncology NV, Aelin Therapeutics NV, Indigo Diabetes, Cardior Pharmaceuticals and TargED Pharmaceuticals. We believe that Mr. Van den Bossche’s past experience as a biotech analyst and his experience with public and private transactions qualify him to serve as a member of our board.

Dr. Daniel Vitt. Dr. Vitt is our Chief Executive Officer and a member of the board, positions he has held since April 2019. He is also managing director of Immunic Research GmbH in Halle (Saale). He joined Immunic in January 2017 from 4SC AG, a publicly listed stock company based in Martinsried, Germany, which he co-founded in 1997. At 4SC, he served as Chief Scientific Officer and Chief Development Officer. As a member of the executive board, he was responsible for all research and development activities at 4SC group including four clinical stage products. Dr. Vitt currently serves as managing director for Listrax UG, and Brauhaus Gemering GmbH. Dr. Vitt studied chemistry in Siegen and Würzburg, Germany from 1989 to 1994 and graduated from the University of Würzburg. During his doctoral studies, he focused on the molecular design of small molecule therapeutics. In 1998, he received his Ph.D. from the Institute of Organic Chemistry at the University of Würzburg. We believe that Dr. Vitt’s extensive senior management experience in the life sciences industry, including as the Company’s Chief Executive Officer, qualify him to serve as a member of our board.

Dr. Duane Nash. Dr. Nash has been a member of the Board since January 2019 and has served as Chairman of the board of directors since April 2019, and as Executive Chairman since April 2020. Dr. Nash joined the Company in 2012, prior to the Exchange Transaction and has held various leadership roles in the Company, including Medical Director, Executive Vice President, Chief Business Officer, President, and Chief Executive Officer, a position he held until April 2019. Prior to joining the Company, Dr. Nash held various positions at Wedbush PacGrow Life Sciences, an investment bank, where he was employed from March 2009 to March 2012, serving most recently as Senior Vice President in Equity Research. Before that, he was a research analyst at Pacific Growth Equities, an investment bank, from April 2008 through March 2009, which was subsequently acquired by Wedbush Securities, Inc. Dr. Nash also practiced as an attorney from November 2002 to February 2008, most recently at the law firm of Davis Polk & Wardell, where he focused on intellectual property litigation and corporate matters. Dr. Nash served on the board of directors of Aerpio Pharmaceuticals, Inc. (Nasdaq: ARPO), from 2012 to 2017, and Akebia Therapeutics (Nasdaq: AKBA) from 2013 to 2018. Dr. Nash earned a B.A. in biology from Williams College, an M.D. from Dartmouth Medical School, a J.D. from the University of California, Berkeley, and an M.B.A. from the University of Oxford. Dr. Nash completed his internship in general surgery at the University of California at San Francisco. We believe that Dr. Nash’s expertise and experience as a director and his service in various executive capacities for the Company, along with his extensive experience as an executive, research analyst and attorney, qualify him to serve as a member of our board.

Director Independence

The listing rules of Nasdaq require us to maintain a board comprised of a majority of independent directors, as determined affirmatively by our board. In addition, the Nasdaq listing rules require that, subject to specified exceptions, each member of our audit, compensation and nominating and governance committees must be independent. Audit committee members and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under the Nasdaq listing rules, a director will only qualify as an “independent director” if, in the opinion of our board, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out his or her responsibilities.

Our board has undertaken a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board has determined that none of Ms. Howson, Dr. Neermann, Dr. Ossipow, Mr. Phillips and Mr. Van den Bossche, representing five of our seven directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that they each are an “independent director” as that term is defined under the Nasdaq listing rules. Dr. Nash and Dr. Vitt are not currently considered independent directors because of their positions as our Executive Chairman and Chief Executive Officer, respectively.

In making these determinations, our board considered the relationships that each non-employee director has with us and all other facts and circumstances our board deemed relevant in determining their independence, including consulting relationships, family relationships and the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

Our board is currently chaired by Dr. Nash. Our board believes that the Company and its stockholders are currently best served by this leadership structure. As Executive Chairman, Dr. Nash promotes unified leadership and direction for our board and management and provides the critical leadership necessary for carrying out our strategic initiatives. Dr. Nash, together with our board’s strong committee system and independent directors, allows our board to maintain effective oversight of our business operations, including independent oversight of our financial statements, executive compensation, selection of director candidates, and corporate governance programs. We believe our current board leadership structure enhances the board’s ability to effectively carry out its roles and responsibilities on behalf of our stockholders.

Board Diversity

Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix
Board Size:
Total Number of Directors	7

Gender:	Male	Female	Non-Binary	Gender Undisclosed
	6	1	—	—

Number of directors who identify in any of the categories below:
African American or Black	—	—	—	—
Alaskan Native or American Indian	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	6	1	—	—
Two or more races or ethnicities	—	—	—	—
LGBTQ+	—
Undisclosed	—

Of our 7 current directors, one (14%) identifies as having at least one diversity characteristic (i.e. female, non-binary, LGBTQ+ and/or race or ethnicity other than white).

Role of Board in Risk Oversight Process

Our board has an active role, as a whole and also at the committee level, in overseeing risk management. Our board is responsible for general oversight and regular review of risk management, including financial, strategic, and operational risks. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and whether our compensation policies and programs have the potential to encourage excessive risk taking. The audit committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting. The nominating and governance committee is responsible for overseeing our corporate governance practices and the management of risks associated with board independence and potential conflicts of interest. Although each committee is responsible for evaluating and overseeing the management of certain risks, the entire board is regularly informed through discussions from committee members about such risks. The board believes its leadership structure is consistent with and supports the administration of its risk oversight function.

Board Meetings and Committees

During our fiscal year ended December 31, 2021, our board held nine meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board on which he or she served during the periods that he or she served.

Our board has established an audit committee, a compensation committee, and a nominating and governance committee. The composition and responsibilities of each of the committees of our board is described below.

Audit Committee

Our audit committee members currently consist of Mr. Phillips, Mr. Van den Bossche and Dr. Neermann. Mr. Phillips serves as the chairman. Each of the members of our audit committee is an independent director under the Nasdaq listing rules, satisfies the additional independence criteria for audit committee members and satisfies the requirements for financial literacy under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act, as applicable. Our board has also determined that Mr. Phillips and Mr. Van den Bossche each qualify as an audit committee financial expert within the meaning of the applicable rules and regulations of the SEC and satisfy the financial sophistication requirements of the Nasdaq listing rules.

Our audit committee oversees our corporate accounting and financial reporting process and assists our board in monitoring our financial systems and our legal and regulatory compliance. Our audit committee also:

•	oversees the work of our independent auditors;

•	approves the hiring, discharging and compensation of our independent auditors;

•	approves engagements of the independent auditors to render any audit or permissible non-audit services;

•	reviews the qualifications, independence and performance of the independent auditors;

•	reviews our financial statements and our critical accounting policies and estimates;

•	reviews the adequacy and effectiveness of our internal controls;

•	reviews our policies with respect to risk assessment and risk management;

•	reviews and monitors our policies and procedures relating to related person transactions; and

•	reviews and discusses with management and the independent auditors the results of our annual audit, our quarterly financial statements and our publicly filed reports.

Our audit committee operates under a written charter approved by our board and that satisfies the applicable rules and regulations of the SEC and the listing requirements of Nasdaq. The charter is available on the corporate governance section of our website, which is located at http://ir.imux.com. Our audit committee held four meetings during 2021.

Compensation Committee

The members of our compensation committee are Ms. Howson, Dr. Neermann and Mr. Phillips. Ms. Howson is currently the chairman of our compensation committee. Our board has determined that each member of our compensation committee is an independent director under the current rules of Nasdaq, satisfies the additional independence criteria for compensation committee members under Rule 10C-1 and the Nasdaq listing rules, is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Our compensation committee oversees our corporate compensation programs. The compensation committee also:

•	reviews and recommends for board approval policies, plans and arrangements relating to compensation and benefits of our officers and employees;

•	reviews and recommends for board approval corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers;

•	evaluates the performance of our executive officers in light of established goals and objectives;

•	recommends compensation of our executive officers based on its evaluations;

•	reviews and discusses with management the compensation disclosures required by SEC rules;

•	engages a compensation consultant, legal counsel or other external advisors to advise on executive compensation and assess the independence of executive officers in accordance with Nasdaq;

•	evaluates whether any compensation consultant, legal counsel or other external advisor has a conflict of interest in accordance with the SEC rules; and

•	prepares the annual compensation committee report required by SEC rules.

Our compensation committee operates under a written charter approved by our board which satisfies the applicable rules and regulations of the SEC and the listing requirements of Nasdaq. The charter is available on our website at http://ir.imux.com. Our compensation committee held four meetings during 2021.

Nominating and Governance Committee

The members of our nominating and governance committee are Mr. Van den Bossche and Dr. Ossipow. Dr. Ossipow is the chairman of our nominating and governance committee. Our board has determined that each member of our nominating and governance committee is independent under the Nasdaq listing rules.

Our nominating and governance committee oversees and assists our board in reviewing and recommending nominees for election as directors. The nominating and governance committee also:

•	evaluates and makes recommendations regarding the organization and governance of our board and its committees;

•	assesses the performance of members of our board and makes recommendations regarding committee and chair assignments;

•	recommends desired qualifications for board membership and conducts searches for potential members of our board; and

•	reviews and makes recommendations with regard to our corporate governance guidelines.

Our nominating and governance committee operates under a written charter approved by our board which satisfies the applicable rules and regulations of the SEC and the listing requirements of Nasdaq. The charter is available on our website at http://ir.imux.com. Our nominating and governance committee held one meeting during 2021.

Compensation Committee Interlocks and Insider Participation

None of the current or past members of our compensation committee is or has been an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) or director of any entity that has one or more executive officers serving on our compensation committee or our board.

Considerations in Evaluating Director Nominees

In its evaluation of director candidates, including the member or members of the board eligible for reelection, our nominating and governance committee will consider the following:

•	The current size and composition of our board and the needs of the board and its respective committees;

•	Factors such as character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments, and the like. Our nominating and governance committee evaluates these factors, among others, and does not assign any particular weighting or priority to any of these factors; and

•	Other factors that our nominating and governance committee may consider appropriate.

The nominating and governance committee also focuses on issues of diversity, such as diversity in experience, international perspective, background, expertise, skills, age, gender, and ethnicity. The nominating and governance committee does not have a formal policy with respect to diversity; however, our board and the nominating and governance committee believe that it is essential that members of our board represent diverse viewpoints. Any nominee for a position on the board must satisfy the following minimum qualifications:

•	The highest levels of personal and professional ethics and integrity;

•	Proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•	Skills that are complementary to those of the existing board;

•	The ability to assist and support management and make significant contributions to the Company’s success; and

•	An understanding of the fiduciary responsibilities required of a member of the board and the commitment of time and energy necessary to diligently carry out those responsibilities.

If our nominating and governance committee determines that an additional or replacement director is required, the committee may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, board or management.

After completing its review and evaluation of director candidates, our nominating and governance committee recommends to our full board the director nominee. Our nominating and governance committee has discretion to decide which individuals to recommend for nomination as directors and our board has the final authority in determining the selection of director candidates for nomination to our board.

Requirements for Stockholder Recommendations of a Candidate to our Board

It is the policy of our nominating and governance committee to consider recommendations for candidates to our board from our stockholders. A stockholder that wishes to recommend a candidate for consideration by the committee as a potential candidate for director must direct the recommendation in writing to Immunic, Inc., 1200 Avenue of the Americas, Suite 200, New York, New York 10036, Attention: Corporate Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between us and the candidate and evidence of the recommending stockholder’s ownership of our stock. Such recommendation must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership, including character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, potential conflicts of interest, other commitments and personal references. Further details are set forth below in “Proposals of Stockholders for 2023 Annual Meeting.”

Our nominating and governance committee will consider the recommendation but will not be obligated to take any further action with respect to the recommendation.

Communications with the Board of Directors

In cases where stockholders or other interested parties wish to communicate directly with our non-management directors, messages can be sent to Immunic, Inc., Attention: Corporate Secretary, 1200 Avenue of the Americas, Suite 200, New York, New York 10036. Our corporate secretary monitors these communications and will provide a summary of all received messages to the board at each regularly scheduled meeting of the board. Our board generally meets on a quarterly basis. Where the nature of a communication warrants, our corporate secretary may determine, in his judgment, to obtain the more immediate attention of the appropriate committee of the board, non-management directors, independent advisors or our management, as our corporate secretary considers appropriate.

Our corporate secretary may decide in the exercise of his or her judgment whether a response to any stockholder or interested party communication is necessary.

This procedure for stockholder and other interested party communications with the non-management directors is administered by our nominating and governance committee. This procedure does not apply to (i) communications to non-management directors from our officers or directors who are stockholders or (ii) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Director Attendance at Annual Meetings

We do not have a formal policy regarding attendance by members of our board at annual meetings of stockholders. We encourage, but do not require, directors to attend. All of our board members serving at the time of our 2021 annual meeting attended our 2021 annual meeting.

Code of Business Conduct and Ethics

Our board has adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. A copy of the code of business conduct and ethics is available on the corporate governance section of our website, which is located at http://ir.imux.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website.

Employee, Officer and Director Hedging

Our board has adopted a written insider trading policy applicable to all directors, officers and employees. Subject individuals are prohibited from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities, including any hedging or similar transaction designed to decrease the risks associated with holding Company securities.

Director Compensation Policy

Cash Compensation

Under our outside director compensation policy, all non-employee directors are entitled to receive the following cash compensation for their services:

•	each non-employee director receives an annual base retainer of $40,000 except that the non-executive Chairman of the Board receives an annual base retainer of $67,500;

•	in addition to the annual base retainer, the chairman of our audit committee receives an annual fee of $15,000 and other members of our audit committee receive an annual fee of $7,500; and

•	in addition to the annual base retainer, the chairman of each of our other committees receives an annual fee of $10,000 and other members of our other committees receive an annual fee of $5,000.

All cash payments to non-employee directors are paid quarterly in arrears. We also reimburse our directors for their reasonable expenses incurred in connection with attending board and committee meetings.

Equity Compensation

In addition to cash compensation, our non-employee directors are also entitled to equity awards under our outside director compensation policy. Each new non-employee director who first joins us is granted an initial award of a non-statutory stock option to purchase 20,000 shares of Company common stock. In addition, on the date of each annual meeting of stockholders, each non-employee director who has been a non-employee director for 6 months or more on the date of the annual meeting is granted an annual award of a non-statutory stock option to purchase 10,000 shares of Company common stock. The initial award vests in 36 monthly installments subject to the director’s continued service with the Company. The annual award vests in 12 monthly installments subject to the director’s continued service with the Company.

Director Compensation

Our compensation committee retained Aon Hewitt to provide recommendations on non-employee director compensation based on an analysis of market data compiled from comparable companies in the biotechnology industry. The following table summarizes compensation paid to our non-employee directors during or with respect to the fiscal year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Jan Van den Bossche	50,000	106,933	—	156,933
Tamar Howson	47,500	106,933	—	154,433
Dr. Jörg Neermann	50,000	106,933	—	156,933
Dr. Vincent Ossipow	47,500	267,333	—	314,833
Barclay Phillips	57,500	106,933	—	164,433

(1)	The amounts in the “Option Awards” column reflect the aggregate grant date fair value of stock options granted during the calendar year computed in accordance with the provisions of Accounting Standards Codification (“ASC 718”) Compensation - Stock Compensation. The assumptions that we used to calculate these amounts are discussed in Note 7 to our financial statements appearing at the end of our Annual Report on Form 10-K for the year ended December 31, 2021. These amounts do not reflect the actual economic value that will be realized by the director upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

PROPOSAL NUMBER 1

ELECTION OF CLASS II DIRECTORS

Our board of directors is currently composed of seven directors and is divided into three staggered classes of directors. At the annual meeting, three Class II Directors will be elected to our board of directors by the holders of our common stock. Each director’s term continues until our 2025 annual meeting and the election and qualification of his or her successor, or such director’s earlier death, resignation or removal.

Nominees for Director

Our nominating and governance committee recommended for nomination and our board of directors nominated Ms. Tamar Howson, Dr. Jörg Neermann and Mr. Barclay Phillips, for election as Class II Directors at the annual meeting. If elected, they will serve as Class II Directors until the 2025 annual meeting and until their respective successors are duly elected and qualified. For more information concerning Ms. Tamar Howson, Dr. Jörg Neermann and Mr. Barclay Phillips, please see the section entitled “Board of Directors and Corporate Governance.”

Ms. Tamar Howson, Dr. Jörg Neermann and Mr. Barclay Phillips have agreed to serve if elected, and management has no reason to believe that they will be unavailable to serve. In the event that any of them is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominees who may be proposed by the nominating and governance committee and designated by the present board of directors to fill the vacancy.

Required Vote

The Class II Directors elected to the board of directors will be elected by a plurality of the votes cast by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. In other words, if Ms. Tamar Howson, Dr. Jörg Neermann and Mr. Barclay Phillips receive a single “FOR” vote, they will be elected as Class II Director. Shares represented by executed proxies will be voted, if authority to do so is not expressly withheld, for the election of Ms. Tamar Howson, Dr. Jörg Neermann and Mr. Barclay Phillips. Broker non-votes will have no effect on this proposal.

Board Recommendation

Our board of directors recommends a vote “FOR” the election to the board of directors of Ms. Tamar Howson, Dr. Jörg Neermann and Mr. Barclay Phillips as Class II Directors.

PROPOSAL NUMBER 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Baker Tilly Virchow Krause, LLP (“Baker Tilly”) as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2022.

Notwithstanding such appointment and even if our stockholders ratify such appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of the Company and its stockholders. Our audit committee is submitting the appointment of Baker Tilly to our stockholders because we value our stockholders’ views on such appointment and as a matter of good corporate governance. If the appointment is not ratified by our stockholders, our audit committee may consider appointing another independent registered public accounting firm. A representative of Baker Tilly is expected to attend the annual meeting, where he or she will be available to respond to appropriate questions and, if he or she desires, to make a statement.

Fees Paid to the Independent Registered Public Accounting Firm

The following table represents aggregate fees for services provided to us by Baker Tilly, our principal accountant. All fees below were pre-approved by the audit committee:

	Fiscal Year Ended
	2021 ($)	2020 ($)
Audit Fees (1)	279,174	278,271
Audit-related Fees(2)	130,000	144,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	409,174	422,271

(1)	Includes professional services rendered for the audit of the Company's annual financial statements and review of financial statements included in Forms 10-Q, or services normally provided in connection with statutory and regulatory filings (i.e., attest services required by FDICIA or Section 404 of the Sarbanes-Oxley Act), including out-of-pocket expenses.

(2)	Audit-related fees represent fees for services relating to comfort letters and registration statement filings.

Auditor Independence

In 2021, there were no other professional services provided by Baker Tilly that would have required our audit committee to consider their compatibility with maintaining the independence of Baker Tilly.

Pre-Approval Policy

Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. Our audit committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to our audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date. All of the services of Baker Tilly for 2021 and 2020 described above were pre-approved by our audit committee.

Required Vote

Ratification of the appointment of Baker Tilly as our independent registered public accounting firm for the year ending December 31, 2022 requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of voting on this proposal.

Board Recommendation

Our board of directors recommends a vote “FOR” the ratification of the appointment of Baker Tilly as our independent registered public accounting firm for the year ending December 31, 2022.

Report of the Audit Committee

The audit committee (which, as of the date below, is composed of the undersigned directors) is a committee of the board of directors comprised solely of independent directors as required by the listing standards of Nasdaq and rules and regulations of the SEC. The audit committee operates under a written charter approved by our board of directors, which is available on Immunic’s web site at http://ir.imux.com/documents-and-charters. The audit committee held four meetings during fiscal year 2021. The meetings of the audit committee are designed to facilitate and encourage communication among the audit committee, the Company, and the Company’s independent auditor. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to comply with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and its performance on an annual basis.

With respect to our financial reporting process, our management is responsible for (i) establishing and maintaining internal controls and (ii) preparing our consolidated financial statements. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), and to issue a report thereon. It is the responsibility of the audit committee to oversee these activities. Specifically, the audit committee is responsible for the appointment, compensation, and general oversight of the external auditor, as well as fee negotiations with the external auditor. It is not the responsibility of the audit committee to prepare Immunic’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements for fiscal year 2021 with the management of Immunic;

•	discussed with Baker Tilly the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, section 380), and as adopted by the PCAOB in Rule 3200T; and

•	received the written disclosures and the letter from Baker Tilly as required by applicable requirements of the PCAOB regarding Baker Tilly’s communications with the audit committee concerning independence, and has discussed with Baker Tilly its independence.

Based on the audit committee’s review of our audited financial statements and the various discussions with management and Baker Tilly, the audit committee recommended to the board of directors that our audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

This report of the audit committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by Immunic under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent Immunic specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

Barclay Phillips, Chair

Jan Van den Bossche

Dr. Jörg Neermann

EXECUTIVE OFFICERS

The names of our executive officers, their ages, their positions with Immunic and other biographical information as of April 14, 2022, are set forth below. There are no family relationships among any of our directors and executive officers.

Name	Age	Position
Dr. Daniel Vitt	53	Chief Executive Officer, President, Director
Dr. Hella Kohlhof	49	Chief Scientific Officer
Dr. Andreas Muehler	58	Chief Medical Officer
Inderpal Singh	56	General Counsel
Patrick Walsh	39	Chief Business Officer
Glenn Whaley	54	Chief Financial Officer

Dr. Hella Kohlhof. Dr. Kohlhof joined Immunic in 2017 as our Chief Scientific Officer. She studied biology in Aachen, Gothenborg (Sweden) and Munich and received her Doctorate in Biology form the Ludwig Maximiliams University of Munich (Germany). During her Ph.D. and post-doctoral position at the Institute of Clinical Molecular Biology and Tumor Genetics at the Helmholtz Centre in Munich, she worked on the normal and malignant B cell development influenced by Notch and Epstein Barr Virus mediated signaling. In 2008 she joined 4SC AG as a research scientist and group leader and established the research laboratory for translational pharmacology. She worked on 4SC’s preclinical and clinical stage projects from the oncology and immunology field, including IMU-838 and IMU-366. From 2011 on Dr. Kohlhof was responsible for the management and development of 4SC’s epigenetic clinical stage small molecule inhibitor 4SC-202. In early 2015, as Director of Development Projects, she took over responsibility for the complete development portfolio of 4SC AG. Dr. Kohlhof has a strong scientific background in the immunology and oncology field and is experienced in drug development, preclinical and translational pharmacology, clinical trial design and bio-marker development.

Dr. Andreas Muehler. Dr. Muehler joined Immunic in August 2016 as our Chief Medical Officer. Dr. Muehler received his medical degree (MD) from Humboldt-University in Berlin, Germany, and an MBA degree from Duke University. After a short period in clinical work, Dr. Muehler has worked within the pharmaceutical industry since 1992, mostly in the U.S., with leadership positions in preclinical and clinical development, business development and licensing and marketing. Since 2003, Dr. Muehler developed and managed multiple medical companies in the U.S. Among them were 3TP LLC d/b/a CAD Sciences (White Plains, NY), a medical software company developing an imaging solution for early detection of breast and prostate cancer, and Cellectar Inc. (Madison, WI), a biotech company developing new cancer therapeutics and cancer imaging agents. Dr. Muehler was also President and CEO of MicroMRI Inc. (Langhorne, PA), a medical device company developing solutions for improved osteoporosis diagnosis and therapy monitoring based on bone micro-architecture. He has been on the board of directors of multiple small medical technology companies. After moving to Munich in 2009, Dr. Muehler became managing director of the small healthcare private equity fund Palladius Healthcare GmbH (Munich, Germany), which acquired distressed medical technology companies. Thereafter, Dr. Muehler worked as interim manager and independent senior medical consultant with multiple assignments for clients in the pharmaceutical and medical device industries.

Inderpal Singh. Mr. Singh joined Immunic in June 2021 as our General Counsel. He joined from Sandoz International GmbH, where he served as the Global Legal Head of Biopharma since January 2018. After earning his college degree in India, Mr. Singh qualified as an attorney with specialization in Corporate and Commercial Law at Johannes-Gutenberg University in Mainz, Germany. Mr. Singh completed two executive MBA programs at the University of Mannheim, Germany and INSEAD Business School in Fontainebleau, France. During his tenure at Sandoz and as a member of various leadership teams, he was responsible for all legal activities, including development, regulatory, and medical matters, as well as commercial operations, business development, alliance management and market access for biopharma. Before that, from 2015 through 2017, Mr. Singh served at Merck KGaA as Global Legal Head of Global Manufacturing and Supply and Regional Counsel of Middle East and Africa, Commonwealth of Independent States and Turkey. From 2013 to 2015, he was Legal Director (Europe) at Biogen Idec International GmbH. Earlier in his career, Mr. Singh spent 15 years in legal positions of increasing responsibility at Pfizer Deutschland GmbH and Pfizer Inc. (U.S.).

Patrick Walsh. Mr. Walsh joined Immunic in October 2021 as our Chief Business Officer. He joined from Akebia Therapeutics, Inc., where he served as Vice President of Business Development and completed an array of strategic transactions, including multiple partnerships, in-licenses, non-dilutive financings, and a merger. Mr. Walsh holds both an M.S. in molecular, cellular and developmental biology and an MBA from the University of Michigan and a B.A. in biology and economics from Colby College. Mr. Walsh was previously in Corporate Development at AVEO Oncology, during which time he worked on all aspects of business development. Earlier in his career, Mr. Walsh was a consultant to life science companies with Capgemini SE and was on the healthcare investment banking team at Leerink Partners (now SVB Leerink).

Glenn Whaley. Mr. Whaley joined Immunic as Principal Accounting Officer and Controller in December 2019. In April 2020, he was promoted to the position of Vice President Finance, Principal Financial and Accounting Officer. In March 2022, he was promoted to the position of Chief Financial Officer. Mr. Whaley has more than 30 years of experience in accounting and finance roles. Prior to joining us, Mr. Whaley was Vice President of Finance at Pernix Therapeutics, a branded and generics pharmaceutical company, from March 2015 until May 2019. His responsibilities included Principal Financial and Accounting Officer, from November 2018 until May 2019, Principal Accounting Officer and Controller from December 2017 until November 2018 and Vice President of Financial Planning and Analysis from March 2015 until November 2017. Mr. Whaley was Vice President of Finance for Alvogen, Inc, a global pharmaceutical company, from May 2011 until March 2015. His responsibilities included Vice President Finance of U.S. Operations from August 2013 to March 2015 and Global Corporate Controller from May 2011 to August 2013. Prior to Alvogen, Mr. Whaley served as Corporate Controller for ImClone Systems, a biopharmaceutical company dedicated to developing biologic medicines in the area of oncology, from January 2007 to May 2011 and Senior Director of Financial Reporting from January 2005 to December 2006. Prior to ImClone Systems, Mr. Whaley served in financial roles at increasing levels of responsibility in public accounting and the pharmaceutical and telecommunications industries. Mr. Whaley holds a Bachelor of Science degree from Rutgers University Business School and is a Member of the New Jersey Society of Certified Public Accountants and the American Institute of Certified Public Accountants. Biographical information for Dr. Daniel Vitt is set forth above in the section titled “Board of Directors and Corporate Governance.”

EXECUTIVE COMPENSATION

Processes and Procedures for Executive Compensation

Our compensation committee assists our board of directors in discharging its responsibilities relating to oversight of the compensation of our chief executive officer and our other executive officers, including reviewing and making recommendations to the board with respect to the compensation, plans, policies and programs for our chief executive officer and our other executive officers and administering our equity compensation plans for our executive officers and employees.

Our compensation committee annually reviews the compensation, plans, policies and programs for our chief executive officer and our other executive officers. In connection therewith, our compensation committee considers, among other things, each executive officer’s performance in light of established individual and corporate goals and objectives and the recommendations of our chief executive officer. In particular, our compensation committee considers the recommendations of our chief executive officer when reviewing base salary and incentive performance compensation levels of our executive officers and when setting specific individual and corporate performance targets under our annual executive incentive bonus plan for our executive officers. Our chief executive officer has no input and is not present during voting or deliberations about his compensation. Our compensation committee may delegate its authority to a subcommittee, but it may not delegate any power or authority required by agreement, law, regulation or listing standard to be exercised by the compensation committee as a whole.

Our nominating and governance committee has authority to review and recommend to the board compensation programs for our outside directors, although this role has been predominantly undertaken by our compensation committee, in consultation with members of our full board. Management generally does not have a role in the setting of director compensation. Our nominating and governance committee may delegate its authority to a subcommittee, but it may not delegate any power or authority required by agreement, law, regulation or listing standard to be exercised by the nominating and governance committee as a whole.

From time to time, our compensation committee has engaged Aon Hewitt, an independent compensation consulting firm, to evaluate our levels and types of executive and director compensation and to recommend changes as appropriate. Among other objectives, Aon Hewitt has assisted the compensation committee in identifying a peer group of companies based on our current stage of development for the comparison of executive and director compensation, and has also provided to the compensation committee comparative data on executive and director compensation practices in our industry and general advice on our executive and director compensation programs. The compensation committee consults regularly with Aon Hewitt in connection with specific aspects of or questions relating to our executive and director compensation.

The compensation committee has the sole authority to approve the terms of any engagement of Aon Hewitt. Although our board of directors and compensation committee consider the advice and recommendations of our independent compensation consultants as to our executive and director compensation programs, our board of directors and compensation committee ultimately make their own decisions about these matters.

The compensation committee has a policy that requires any compensation consultant retained by the committee to be independent of the Company and management. The compensation committee reviewed the independence of Aon Hewitt in light of this policy, SEC rules and Nasdaq listing standards regarding compensation consultants and concluded that Aon Hewitt’s work for the compensation committee does not raise any conflict of interest.

Say-on-Pay and Say-When-on-Pay

We hold our advisory vote on executive compensation (commonly known as a “say-on-pay” vote) every three years, and hold our advisory vote on the frequency of say-on-pay votes (commonly known as “say-when-on-pay” vote) every six years. We will hold both advisory say-on-pay and say-when-on-pay votes at the 2024 annual meeting of stockholders. The Compensation Committee annually reevaluates our compensation practices to determine how they might be improved.

Summary Compensation Table

Our named executive officers (“NEOs”) for the year ended December 31, 2021 are Dr. Daniel Vitt, our Chief Executive Officer and President; Dr. Andreas Muehler, our Chief Medical Officer; and Glenn Whaley, our Chief Financial Officer.

Name and Principal Position	Year	Salary ($)(2)	Option Awards ($)(1)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
Dr. Daniel Vitt	2021	446,040	1,379,575	—	175,628	—	2,001,243
Chief Executive Officer, President	2020	380,909	708,600	—	228,545	—	1,318,054

Dr. Duane Nash(4)	2021	326,619	980,518	—	100,000	—	1,407,137
Executive Chairman	2020	214,889	1,837,157	—	131,500	16,250	2,199,796

Dr. Andreas Muehler	2021	398,506	779,760	—	122,042	17,640	1,317,948
Chief Medical Officer	2020	358,203	389,730	—	169,027	17,789	934,748

Glenn Whaley	2021	343,333	479,852	—	105,146	—	928,331
Chief Financial Officer	2020	310,833	360,110	—	177,345	—	848,288

(1)	The amounts in the “Option Awards” column reflect the aggregate grant date fair value of stock options granted during the calendar year computed in accordance with the provisions of ASC 718. The assumptions that we used to calculate these amounts are discussed in Note 7 to our financial statements appearing at the end of our Annual Report on Form 10-K for the year ended December 31, 2021. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(2)	Dr. Vitt received payment of his salary in Euros. Dr. Muehler received payment in both USD and Euros. An exchange rate of 1 Euro to 1.18 USD, based on the average exchange rate for 2021, was used to convert payment amounts in Euros for the table above.

(3)	For Dr. Muehler, represents a pension allowance.

(4)	For 2021 and 2020, the amount in the “Salary” column represents combined compensation for service as Executive Chairman and the cash retainer payable for service on the Company’s board of directors. For 2020, the amount in the “Option Awards” column includes $126,133 related to an annual equity award for service on the board of directors.

CEO Pay Ratio

For 2021, Dr. Vitt’s total compensation was $2,001,243, as shown in the Summary Compensation Table above. The total compensation for our median employee (excluding the CEO) in 2021 was $152,615. Therefore, Dr. Vitt’s total compensation for 2021 was 13.1 times that of the median employee’s total compensation in 2021. The Company believes the pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records, as well as the methodology described below.

The compensation elements that were considered in the identification of the median employee were annualized base pay, target cash bonus opportunity and target long-term incentive award grant date fair value for 2021 for all employees, excluding the CEO, as of December 31, 2021. The total number of our employees as of December 31, 2021 (excluding the CEO) was 54. We used this population to determine the median employee. The average annual exchange rate as of December 31, 2021 was used to convert amounts paid in foreign currencies to U.S. Dollars in order to identify the median employee. The total compensation for the median employee was calculated according to the requirements of the Summary Compensation Table.

Non-Equity Incentive Plan Compensation and Bonus

We offer our NEOs the opportunity to earn annual discretionary cash bonuses, as determined by our board of directors or the compensation committee annually at their discretion. Actual bonus amounts for our NEOs are determined by our compensation committee after consideration of Dr. Vitt’s recommendations (except with respect to his individual bonus). Our CEO makes recommendations to the compensation committee regarding annual bonus payouts for the executive officers other than himself and does not participate in any discussions with the compensation committee regarding his own compensation.

For 2021, annual bonuses were based on such factors as the board of directors and the compensation committee deemed appropriate, including a variety of individual and Company priorities and objectives relating to 2021, as well as each individual NEO’s performance as it related to his area of responsibility.

In January 2022, the board approved a 87.5% bonus payout for 2021 to each of Dr. Vitt, Dr. Muehler, and Mr. Whaley. The bonuses were paid in January 2022.

Agreements With Our Named Executive Officers

Dr. Daniel Vitt

On September 4, 2019, Dr. Daniel Vitt and Immunic AG entered into an addendum to the Service Agreement dated September 29, 2016. This first addendum provided that Dr. Vitt would continue to serve on the management board of Immunic AG until August 31, 2021and would receive an annual salary of EUR 360,000, to be paid in 12 monthly installments, and an annual bonus of 33% of his annual base salary upon achievement of certain targets.

In January 2021 and effective September 1, 2021, Dr. Vitt and Immunic AG entered into a second addendum to the Service Agreement, which provided an annual salary increase to EUR 414,000, and an annual target bonus increase to 45%.

On January 10, 2022, Dr. Vitt and Immunic AG entered into an third addendum to the Service Agreement whereby Dr. Vitt will receive an annual salary of EUR 492,021, to be paid in 12 monthly installments, and a targeted yearly bonus of up to EUR 246,011.50 upon achievement of certain targets.

Duane Nash

On April 17, 2020, the Company entered into an employment agreement with the with Dr. Nash (the “Executive Chairman Agreement”). The Executive Chairman Agreement establishes an “at will” employment relationship pursuant to which Dr. Nash serves as Executive Chairman and contemplated a term that ends on October 15, 2020, which was subsequently extended to April 15, 2021.  Pursuant to the Executive Chairman Agreement, Dr. Nash is entitled to receive: (i) a monthly base salary of $25,417 (it being agreed that such fee shall be inclusive of any fees associated with Mr. Nash’s services as both a director of the Company and in the capacity of Executive Chairman), (ii) employee benefits including, health insurance, dental insurance, basic life and accidental death and dismemberment insurance, long and short term disability insurance and participation in the Company’s 401(k) Plan, and (iii) reimbursements for pre-approved reasonable business-related expenses incurred in good faith in the performance of the Mr. Nash’s duties for the Company.

On April 15, 2021, the Company and Dr. Nash entered into a second addendum to the Executive Chairman Agreement, pursuant to which the term of the agreement was extended to April 15, 2022. In connection therewith, the Company made a one-time award of 90,000 stock options to Dr. Nash, which began to vest monthly commencing on May 15, 2021, and increased Dr. Nash’s monthly base salary to $27,960 from $25,417.

On March 15, 2022, the Company and Dr. Nash entered into a third addendum to the Executive Chairman Agreement, pursuant to which the term of the agreement was extended to December 31, 2022. In connection therewith, the Company made a one-time award of 75,000 stock options to Dr. Nash, which will vest monthly commencing on April 10, 2022, and increased Dr. Nash’s monthly base salary to $29,358 from $27,960.

Dr. Andreas Muehler

On September 4, 2019, Immunic AG entered into an amendment to the Service Agreement (as amended, the “Amended Muehler Agreement”), dated August 22, 2016, between Immunic AG and Dr. Andreas Muehler, our Chief Medical Officer. The Amended Muehler Agreement provided that Dr. Muehler would continue to serve on the management board of Immunic AG until August 31, 2021, would receive an annual salary of EUR 154,000, to be paid in 12 monthly installments, and an annual bonus of 30% of his annual base salary upon achievement of certain targets. In January 2021 and effective September 1, 2021, Dr. Muehler and Immunic AG entered into a second amendment to the Service Agreement, pursuant to which Dr. Muehler’s annual salary was increased to EUR 177,100 and his annual target bonus was increased to 35%. On January 10, 2022, Dr. Muehler and Immunic AG entered into a third amendment to the Service Agreement. Pursuant to this third amendment, Dr. Muehler will continue to serve on the management team of Immunic AG until December 31, 2023, and will receive an annual salary of EUR 204,155, to be paid in 12 monthly installments, and a targeted yearly bonus of up to EUR 81,662 upon achievement of certain targets. Additionally, Dr. Muehler’s base salary that is paid by the Company was increased from $227,000 to $230,287, and his targeted yearly bonus was changed to up to $92,114.80 upon achievement of certain targets.

On September 4, 2019, Dr. Muehler also entered into a separate employment agreement (the “Muehler Employment Agreement”) with the Company. The Muehler Employment Agreement provided that Dr. Muehler would continue to serve as Chief Medical Officer until August 31, 2021, and would dedicate approximately 40% of his time to the affairs of the Company and approximately 60% of his time to the affairs of Immunic AG. The Muehler Employment Agreement provided for an annual salary of $180,000 USD and an annual bonus of at least 18% of his annual base salary upon achievement of certain targets. Dr. Muehler also received an inaugural equity award of an option to purchase 40,000 shares of Company common stock. Dr. Muehler is also eligible for reimbursement for certain expenses, and customary insurance and benefits programs of the Company. Effective September 1, 2020, Dr. Muehler’s annual base salary was increased to $198,000. In January 2021 and effective September 1, 2021, Dr. Muehler’s annual base salary under the Muehler Employment Agreement was increased to $227,000 USD, and his yearly target bonus was increased to 35%.

If Dr. Muehler’s employment is terminated by the Company without Cause or by him for Good Reason (each as defined in the Muehler Employment Agreement), he is entitled to (i) twelve months’ base salary, (ii) any accrued but unpaid annual bonus for the fiscal year ended prior to termination, and (iii) reimbursement of certain COBRA premiums. Additionally, all of his outstanding equity awards will vest and become exercisable.

Glenn Whaley

On November 21, 2019, the Company and Mr. Whaley entered into an offer letter (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Whaley initially served as Principal Accounting Officer and Controller, and he was promoted in April 2020 to Vice President Finance, Principal Financial and Accounting Officer. The Offer Letter provided for an annual base salary of $295,000 and an annual bonus of 30% of annual base salary upon achievement of certain targets. Effective September 1, 2020, Mr. Whaley’s annual base salary was increased to $320,000. In January 2021 and effective September 1, 2021, Mr. Whaley’s annual base salary was increased to $390,000, and yearly target bonus was increased to 35%. Effective January 1, 2022, Mr. Whaley’s salary was increased to $401,700 and a yearly target bonus was increased to 40%.

On June 10, 2021, the Company and Mr. Whaley entered into an employment agreement (“Whaley Agreement”) which provided for an annual salary of $390,000 USD and an annual bonus of at least 35% of annual base salary upon achievement of certain targets. Mr. Whaley is also eligible for reimbursement for certain expenses, and customary insurance and benefits programs of the Company.

On March 10, 2022, Mr. Whaley was promoted to Chief Financial Officer. In connection with the appointment, the Company made a one-time award to Mr. Whaley of an option to purchase 40,000 shares of the Company’s common stock, which 25% of the shares will vest on March 10, 2023, with the remainder vesting monthly thereafter.

Potential Payments Upon Termination or Change in Control

Dr. Vitt is entitled to severance of one year’s salary and a bonus upon (i) the conclusion of his term of service under his Service Agreement, as such term may be further amended or extended, or (ii) the termination of his service before December 31, 2023, in each case provided that such non-extension or termination is not due to serious cause.

Upon the Dr. Nash’s termination of employment for any reason, Dr. Nash shall receive (a) a lump sum payment on the Date of Termination in an amount equal to the sum of the earned but unpaid Base Salary through Date of Termination (Base Salary and Date of Termination as defined in the Executive Chairman Agreement); plus (b) any other benefits or rights accrued or earned through his Date of Termination in accordance with the terms of the applicable fringe or employee benefit plans and programs of the Company.

Dr. Muehler is entitled to severance of one year’s salary and a bonus upon (i) the conclusion of his term of service under the Amended Muehler Service Agreement, as such term may be amended or extended, or (ii) the termination of his service before December 31, 2023, in each case provided that such non-extension or termination is not due to serious cause.

If Mr. Whaley’s employment is terminated by the Company without Cause or by him for Good Reason (each as defined in the Whaley Employment Agreement), Mr. Whaley is entitled to (i) twelve months’ base salary, (ii) any accrued but unpaid annual bonus for the fiscal year ended prior to termination, (iii) reimbursement of certain COBRA premiums, and (iv) 50% of his outstanding equity awards will vest and become exercisable.

The equity awards granted to our NEOs provide for accelerated vesting in connection with a change in control in limited circumstances, as described below.

2019 Omnibus Equity Incentive Plan

Our 2019 Omnibus Equity Incentive Plan (the “Plan”) provides that in the event of a Corporate Transaction, as defined in the Plan, (i) with respect to unvested awards, unless such awards are assumed by the acquiring or succeeding corporation or replaced with equivalent awards, the administrator will cancel such awards or accelerate their vesting, and (ii) with respect to vested awards, the administrator may (a) allow grantees to exercise such awards within a reasonable period prior to the consummation of the Corporate Transaction and cancel any outstanding awards that remain unexercised upon consummation of the Corporate Transaction, or (b) cancel any or all of such outstanding awards in exchange for a payment equal to the amount that the grantee would have received.

In addition, pursuant to their stock option agreements, certain optionees, including our named executive officers who have awards under the Plan, are eligible for full vesting acceleration of their outstanding options in the event their service is terminated other than for cause.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2021

The following table sets forth certain information concerning outstanding equity for our named executive officers awarded at fiscal year-end December 31, 2021.

		OPTION AWARDS
Name	Vesting Commencement Date (1)	Securities Underlying Unexercised Options Exercisable (#)	Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Dr. Daniel Vitt	3/1/2021	—	115,000	15.72	3/1/2021
Chief Executive Officer, President	7/2/2020	28,354	51,646	12.30	7/2/2030
	8/1/2019	37,920	27,080	13.29	8/1/2029

Dr. Duane Nash	6/10/2021	5,000	5,000	14.77	6/10/2031
Executive Chairman	4/15/2021	60,000	30,000	15.44	4/15/2031
	10/22/2020	120,000	—	17.00	10/22/2030
	7/2/2020	45,000	—	12.30	7/2/2030
	7/22/2019	26,075	3,884	13.63	7/22/2029

Glenn Whaley	3/1/2021	—	40,000	15.72	3/1/2031
Chief Financial Officer	7/2/2020	10,625	19,375	12.30	7/2/2030
	4/29/2020	6,264	8,736	8.84	4/29/2030
	12/1/2019	7,512	7,488	7.37	12/1/2029

Dr. Andreas Muehler	3/1/2021	—	65,000	15.72	3/1/2031
Chief Medical Officer	7/2/2020	15,604	28,396	12.30	7/2/2030
	8/12/2019	5,840	4,160	13.34	8/12/2029
	8/1/2019	17,500	12,500	13.29	8/1/2029

(1)	All options vest 25% on the first anniversary of the vesting commencement date and then in monthly installments over the following 36 months.

Perquisites, Health, Welfare and Retirement Benefits

Our named executive officers in the U.S. are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We provide a 401(k) savings plan to our employees, including our current named executive officers, as discussed in the section below entitled “401(k) Plan.” Our NEOs in Germany receive health benefits through the German national healthcare system.

We generally do not provide perquisites or personal benefits to our named executive officers, except in limited circumstances and as noted in the Summary Compensation Table above. Our board of directors may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible U.S. employees, including named executive officers, with an opportunity to save for retirement on a tax advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. Pre-tax and after-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Currently, we do not make matching contributions into the plan. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all matching contributions, if any, are deductible by us when made.

Equity Compensation Plans

The following table summarizes information about our equity compensation plans as of December 31, 2021. All outstanding option awards relate to our common stock.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
2021 Employee Stock Purchase Plan	—	—	187,242
2019 Omnibus Equity Compensation Plan (1)	2,157,460	$13.54	682,590
Assumed Vital Equity Compensation Plans	—	—	89,561
Equity compensation plans not approved by security holders:

Total	2,157,460		878,393

(1)	Our Plan provides for an annual increase in the number of shares available for issuance thereunder equal to 4% of our issued and outstanding common stock on a fully-diluted basis as of the end of the immediately preceding fiscal year (or such lesser number as our board of directors may determine).

Compensation Committee Report

The compensation committee (which, as of the date below, is composed of the undersigned directors) has reviewed and discussed the foregoing “Executive Compensation” section of this proxy statement with management. Based on this review and discussion, the compensation committee recommended to our board of directors that such information be included in this proxy statement.

The report of the compensation committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by Immunic under the Securities Act or the Exchange Act, except to the extent Immunic specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

Tamar Howson, Chair

Dr. Jörg Neermann

Barclay Phillips

RELATED PERSON TRANSACTIONS

Related Person Transactions

On April 15, 2020, the compensation committee independently reviewed and approved entering into an employment agreement with Dr. Nash (the “Executive Chairman Agreement”) and pursuant to such approval, on April 17, 2020, the Company and Dr. Nash entered into the Executive Chairman Agreement. The Executive Chairman Agreement establishes an “at will” employment relationship pursuant to which Dr. Nash serves as Executive Chairman and contemplated a term that ends on October 15, 2020. On October 15, 2020, the Company and Dr. Nash entered into an addendum to the Executive Chairman Agreement, pursuant to which the term of the agreement was extended to April 15, 2021. In connection therewith, the Company made a one-time award of 120,000 stock options to Dr. Nash, which began to vest monthly starting on November 15, 2020. All other terms of the employment agreement remained the same.

On April 15, 2021, the Company and Dr. Nash entered into a second addendum to the Executive Chairman Agreement, pursuant to which the term of the agreement was extended to April 15, 2022. In connection therewith, the Company made a one-time award of 90,000 stock options to Dr. Nash, which began to vest monthly commencing on May 15, 2021, and increased Dr. Nash’s monthly base salary to $27,960 from $25,417.

On March 15, 2022, the Company and Dr. Nash entered into a third addendum to the Executive Chairman Agreement, pursuant to which the term of the agreement was extended to December 31, 2022. In connection therewith, the Company made a one-time award of 75,000 stock options to Dr. Nash, which will vest monthly commencing on April 10, 2022, and increased Dr. Nash’s monthly base salary to $29,358 from $27,960.

Other than the Executive Chairman Agreement, since January 1, 2019, we have not been a party to any transactions in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest.

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements, our amended and restated certificate of incorporation and our amended and restated bylaws require us to indemnify our directors, executive officers and certain controlling persons to the fullest extent permitted by Delaware law.

Related Person Transactions Policy

We adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration, approval and oversight of “related person transactions.”

For purposes of our policy only, a “related person transaction” is a past, present or future transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. Various transactions are not covered by this policy, including transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person, equity and debt financing transactions with a related person that are approved by the board, and other transactions not otherwise required to be disclosed under Item 404 of Regulation S-K. A “related person” is any executive officer, director or nominee to become director, a holder of more than 5% of our common stock, including any immediate family members of such persons. Any related person transaction may only be consummated if approved or ratified by the affirmative vote of seventy-five percent (75%) of our disinterested directors then in office in accordance with the policy guidelines set forth below.

Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related person transaction to our audit committee for review and recommendation for approval to our board of directors. In considering related person transactions, our audit committee and board of directors take into account the relevant available facts and circumstances including, but not limited to whether the terms of such transaction are no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval process.

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of our common stock as of March 15, 2022 by:

•	each person, or group of affiliated persons, who we know to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

The percentage ownership information shown in the table is based on an aggregate of 28,909,979 shares of our common stock outstanding as of March 15, 2022.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options and warrants that are either immediately exercisable or exercisable on or before May 14, 2022 which is 60 days after March 15, 2022. These shares are deemed to be outstanding and beneficially owned by the person holding those options and warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Unless otherwise noted below, the address of each of the individuals and entities named in the table below is c/o Immunic, Inc., 1200 Avenue of the Americas, Suite 200, New York, New York 10036. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% Stockholders:
EQT Life Sciences(1)	2,162,782	8.24%
Omega Fund Management, LLC(2)	1,788,160	6.81%
RTW Investments3)	1,715,470	6.54%
Fund +(4)	1,371,494	5.22%

Named Executive Officers and Directors:
Duane D. Nash, M.D., J.D.(5)	304,492	1.1%
Tamar Howson(6)	51,355	*
Dr. Andreas Muehler(7)	361,133	1.2%
Dr. Jörg Neermann(8)	52,460	*
Dr. Vincent Ossipow(9)	51,210	*
Barclay Phillips(10)	50,801	*
Jan Van den Bossche(11)	52,460	*
Dr. Daniel Vitt(12)	478,792	1.7%
Glenn Whaley(13)	48,068	*

All directors and executive officers as a group and certain former named executive officers (9 people)	1,450,771	5%

* Less than 1%.

(1) Based on Schedule 13D filed on September 4, 2020. The address of LSP V Coöperatieve U.A is Johannes Vermeerplein 9, Amsterdam, Netherlands, 1071 DV. EQT closed the acquisition of LSP V Coöperatieve U.A SP on February 28, 2022 and was renamed EQT Life Sciences.

(2) Based on Schedule 13F filed on February 14, 2022 by Omega Fund Management, LLC. The address of Omega Fund Management, LLC is 888 Boylston St., Suite 1111, Boston, MA  02199.

(3) Based on Schedule 13F filed on February 14, 2022 by RTW Investments, LP. The address of RTW Investments, LP is 40 10th Avenue, 7th Floor, New York, NY 10014.

(4) Based on DEF14A filed on February 19, 2021. The address of Fund+ N.V. is Groot Begijnhof 60/001, Leuven, Belgium 3000.

(5) Consists of 12,023 shares of common stock and 292,460 options to purchase shares of common stock, which are exercisable within sixty (60) days of March 15, 2022.

(6) Consists of options to purchase shares of common stock, which are exercisable within sixty (60) days of March 15, 2022.

(7) Consists of 10,006 shares of common stock held directly; 284,480 shares of common stock held through Xanomed UG (haftungsbeschränkt), an entity controlled by Dr. Muehler; and 66,647 options to purchase shares of common stock, which are exercisable within sixty (60) days of March 15, 2022.

(8) Consists of options to purchase shares of common stock, which are exercisable within sixty (60) days of March 15, 2022.

(9) Consists of options to purchase shares of common stock, which are exercisable within sixty (60) days of March 15, 2022.

(10) Consists of options to purchase shares of common stock, which are exercisable within sixty (60) days of March 15, 2022.

(11) Consists of options to purchase shares of common stock, which are exercisable within sixty (60) days of March 15, 2022.

(12) Consists of 1,000 shares of common stock held directly; 362,877 shares of common stock held through hListrax UG (haftungsbeschränkt), an entity controlled by Dr. Vitt; and 114,915 options to purchase shares of common stock, which are exercisable within sixty (60) days of March 15, 2022.

(13) Consists of 6,068 shares of common stock and 42,000 options to purchase shares of common stock, which are exercisable within sixty (60) days of March 15, 2022.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2021.

Fiscal Year 2021 Annual Report

Our financial statements for our fiscal year ended December 31, 2021 are included in our 2021 annual report, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our 2021 annual report are posted on our website at http://www.imux.com and at the website of SEC at www.sec.gov. You may also obtain a copy of our 2021 annual report without charge by sending a written request to Immunic, Inc., Attention: Investor Relations, 1200 Avenue of the Americas, Suite 200, New York, New York 10036, Attention: Investor Relations.

Company Website

We maintain a website at www.imux.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing Immunic’s filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSALS OF STOCKHOLDERS FOR 2023 ANNUAL MEETING

Stockholder Proposals for Inclusion in Proxy Statement

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our next annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices no later than the close of business on March 18, 2023. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Immunic, Inc.
Attn: Corporate Secretary
1200 Avenue of the Americas, Suite 200

New York, New York 10036

 In addition to satisfying the foregoing requirements under the Company’s bylaws, to comply with the universal proxy rules (once effective) for our 2023 annual meeting, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 16, 2023.

Stockholder Proposals and Director Nominations Not for Inclusion in Proxy Statement

Our bylaws also establish an advance notice procedure for stockholders who wish to (i) present a proposal before an annual meeting of stockholders, but do not intend for the proposal to be included in our proxy statement or (ii) nominate directors for election at an annual meeting of stockholders. In order to be properly brought before our 2023 annual meeting of stockholders, the stockholder must have given timely notice of such proposal or nomination, in proper written form. To be timely for our 2023 annual meeting of stockholders, a stockholder’s notice of a matter that the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to the corporate secretary at Immunic’s principal executive offices not less than 90 days and not more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders. As a result, any written notice given by a stockholder pursuant to these provisions of our bylaws must be received by our corporate secretary at our principal executive offices:

•	not earlier than February 10, 2023, and

•	not later than March 18, 2023.

In the event that we hold our 2023 annual meeting of stockholders more than 30 days before or more than 30 days after the one-year anniversary date of the 2022 annual meeting, then such written notice must be received no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting, or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

To be in proper written form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our bylaws. Notices should be addressed to:

Immunic, Inc.
Attn: Corporate Secretary
1200 Avenue of the Americas, Suite 200

New York, New York 10036

For information on how to access our bylaws, please see the section entitled “Availability of Bylaws,” and for additional information regarding stockholder recommendations for director candidates, please see the section entitled “Board of Directors and Corporate Governance-Requirements for Stockholder Recommendations of a Candidate to our Board.”

*********

We know of no other matters to be submitted at the 2022 annual meeting. If any other matters properly come before the 2021 annual meeting, it is the intention of the persons named in the proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by a properly submitted proxy.

It is important that your shares be represented at the 2022 annual meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.

THE BOARD OF DIRECTORS

New York, New York
April 27, 2022

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting of

IMMUNIC, INC.

To Be Held On:

June 15, 2022

via live webcast at https://web.lumiagm.com/276702602 (password: immunic2022)

COMPANY NUMBER
ACCOUNT NUMBER
CONTROL NUMBER

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before 6/1/22.

Please visit http://www.astproxyportal.com/ast/22742/, where the following materials are available for view:

•	Notice of Annual Meeting of Stockholders

•	Proxy Statement

•	Form of Electronic Proxy Card

•	Annual Report on Form 10-K

TO REQUEST MATERIAL:	TELEPHONE: 888-Proxy-NA (888-776-9962) 718-921-8562 (for international callers) E-MAIL: info@astfinancial.com WEBSITE: https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/RequestMaterials

TO VOTE:

ONLINE: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

VIRTUALLY AT THE MEETING: The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit https://web.lumiagm.com/276702602 (password: immunic2022) and be sure to have available the control number.

TELEPHONE: To vote by telephone, please visit www.voteproxy.com to view the materials and to obtain the toll free number to call.

MAIL: You may request a card by following the instructions above.

1.	Election of Directors for a term expiring at the 2025 Annual Meeting of Shareholders	2.	Ratification of appointment of Baker Tilly Virchow Krause, LLP as independent auditors for fiscal year 2022.

	NOMINEES:
	Ms. Tamar Howson Dr. Jörg Neermann Mr. Barclay Phillips	THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

	Please note that you cannot use this notice to vote by mail.